EXHIBIT 3.(i)(a)



                         CERTIFICATE SETTING FORTH RESOLUTIONS
                               OF THE BOARD OF DIRECTORS
                                          OF
                                   HEALTHRITE, INC.
                                PURSUANT TO SECTION 151
                                          OF
                              THE GENERAL CORPORATION LAW
                                          OF
                                 THE STATE OF DELAWARE



             We, the undersigned, Warren H. Haber and John L. Teeger, Chairman of the Board of Directors and Secretary, respectively, of HealthRite, Inc., a Delaware corporation, the Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware and recorded in the office of the Recorder of Kent County, Delaware, on May 5, 1989, and amendments and charges of which Certificate of Incorporation including a change of its name from Vitamins Specialties Corporation to HealthRite, Inc. were subsequently duly filed and recorded, DO HEREBY CERTIFY: That by a written consent of at least a majority of the Directors of the Corporation the following resolutions were duly adopted:

             The designation, preferences and the relative, participating, optional and other special rights and qualifications, limitations and restrictions of the Preferred Stock Series A are as follows:

      1. Number and Designation. The number of shares to constitute the total authorized amount of the first series of Preferred Stock, par value $.001 per share of the Corporation shall be 450,000 shares and the designation of such shares shall be "Series A Preferred Stock." All shares of the Preferred Stock Series A shall be identical with each other in all respects.

      2. Dividend Rights. The holders of shares of the Preferred Stock Series A shall be entitled to receive, prior to any payment to be made to the holders of shares of Common Stock or any other series or class of shares of capital stock which rank junior to the shares of Series A Preferred Stock, dividends out of any funds of the Corporation legally available therefor in an amount equal to eight percent (8%) per annum of the Liquidation Value as defined in
Section 4 per share of Series A Preferred Stock payable in cash in annual installments on July 31 of each year, with the first installment due on July 31, 1997 (the "Payment Date") to holders of record on the immediate previous July 15. Such dividends shall accrue from the date of receipt of payment for such shares and shall accrue from day to day, whether or not earned or declared. The dividend rights of the holders of the Series A Preferred Stock shall be cumulative, so that if in any year or years dividends upon the outstanding Series A Preferred Stock at the rate of eight percent (8%) per annum of the Liquidation Value thereof shall not have been paid thereon or declared and set apart for payment, the amount of the deficiency shall be fully paid and set aside for payment, but without interest, before any distribution whether by way of dividend or otherwise







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shall be declared or paid upon, or set apart, for shares of Common Stock or other classes or series of Preferred Stock.

      3.     Voting Rights.

             (a) Except as provided under Section 3(b) and Section 3(c) and the applicable provisions of the Delaware General Corporation Law, the holders of shares of the Preferred Stock Series A shall not be entitled to any voting rights.

             (b) In the event the Company has failed to pay for any reason any dividend installment within ninety (90) days after a Payment Date, the holders of shares of Series A Preferred Stock shall be entitled so long as such payment has not been made to the holders to elect a Director by a vote as a class with the holders of the Series A Preferred Stock entitled to one vote for each share held. To implement such right, the number of Directors to constitute the Board shall be deemed increased as of such ninetieth day by the additional Director; and to the extent the number of Directors as so increased shall be in excess of the number of Directors authorized by the By-law of the Company, the related By-laws provision or provisions shall be deemed amended to authorize such number of Directors as to permit the election of the additional Director.

             (c) In addition to any approval required under the applicable provisions of the Delaware General Corporation Law or other provisions of the Certificate of Incorporation, the following transactions shall require the approval of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting as one class, with each share entitled to one vote:

          (i) An amendment to the Certificate of Incorporation which, by its terms, would have a material adverse effect on the rights and privileges of the holders of the shares of Series A Preferred Stock.

          (ii) The authorization or the issuance of any shares of Preferred Stock ranking senior or in parity, with respect to dividends or liquidation preferences, to the shares of Series A Preferred Stock.

          (iii) A sale of substantially all the assets of the Corporation requiring a vote of the stockholders of the Corporation pursuant to
      Section 271 of the General Corporation Law of Delaware.

          (iv) A merger or consolidation of the Corporation other than with a wholly-owned subsidiary of the Corporation.

      4.     Liquidation Rights.

             (a) In the event of any voluntary or involuntary dissolution, distribution of the assets, liquidation or winding up of the affairs of the Corporation, after payment or provision for


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payment of the debts and other liabilities of the Corporation and any preferential amounts payable with respect to shares of the Corporation ranking prior to the Preferred Stock Series A, the holders of shares of the Series A Preferred Stock shall be entitled to receive, prior to any payment to be made pursuant to the liquidation rights of the holders of shares of the Common Stock and any other class or series of capital stock which ranks junior to the shares of Series A Preferred Stock out of the assets of the Corporation whether from capital or surplus or both) Two Dollars ($2.00) per share (the "Liquidation Value"), together with an amount equal to all dividends accrued and unpaid to the date fixed for distribution to the holders of the shares of Series A Preferred Stock (the "Redemption Price").

             (b) If upon any such dissolution, distribution of the assets, liquidation or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Corporation so to be distributed shall be distributed ratably among the holders of the Series A Preferred Stock, to the exclusion of the holders of shares of Common Stock and the holders of any other shares of the Corporation ranking junior to the Series A Preferred Stock. Except as provided in Section 4(c), the foregoing provisions of this paragraph shall not, however, be deemed to require the distribution of assets among the holders of shares of the Series A Preferred Stock or the holders of shares of any class or series of capital stock or the Common Stock, in the event of a consolidation, merger, lease or sale of substantially all the assets, which does not in fact result in the liquidation or winding up of the business of the Corporation.

             (c) For the purposes of Section 4, a liquidation of the Corporation shall be deemed to include a merger or consolidation of the Corporation in which, after such merger or consolidation, the outstanding shares of Common Stock and Preferred Stock of the Corporation immediately prior to the effectiveness of such merger or consolidation will not, pursuant to the terms of the merger or consolidation, be converted to or exchanged for in whole or in part, capital stock of the surviving corporation with the same rights and limitations as the corresponding shares of Common Stock and Preferred Stock of the Corporation.

      5. Redemption. The Corporation shall redeem on July 31, 2001 all outstanding shares of the Series A Preferred Stock by paying in cash therefor Two Dollars ($2.00) per share and an amount in cash equal to all dividends on Series A Preferred Stock unpaid and accumulated as provided above, whether earned or declared or not, to July 31, 2001 or, if later, the date the funds necessary for redemption at the Redemption Price have been made available therefor.

      6.     Conversion.

             (a) Each of the holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (i) Right to Convert. Each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred


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Stock, into such number of fully paid and non-assessable shares of Common
Stock as is determined by dividing the per share Liquidation Value plus all declared but unpaid dividends per share on the date of conversion by the Conversion Price at the time in effect for such shares. The initial Conversion Price for Series A Preferred Stock shall be Two Dollars ($2.00) per share; provided, however, that the Conversion Price shall be subject to adjustment as set forth in subparagraphs 5(a)(iii) hereof.

       (ii) Mechanics of Conversion. Before any holder of the Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series A Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

       (iii) Conversion Price Adjustments. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

          (1) In the event the Corporation should at any time or from time to time after June 30, 1996 fix a record date for (x) the effectuation of a split or subdivision of the outstanding shares of Common Stock, or (y) the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of, Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents, including the additional shares of Common Stock issuable upon conversion or exercise thereof, then, as of such record date (or the date of such dividend, distribution, split or subdivision or determination if no record date is fixed), the Conversion Price shall be appropriately decreased to an amount equal to the Conversion Price in effect on the record date (or the date of such dividend, distribution, split, subdivision or determination) times a fraction, the numerator of which shall be the number of shares of Common Stock and Common Stock Equivalents outstanding before the dividend, subdivision, distribution or split, and the denominator of which shall be the number of shares of Common Stock outstanding before the dividend, subdivision, distribution or split.





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          (2) If the number of shares of Common Stock outstanding at any time after June 30, 1996 is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased to an amount equal to the Conversion Price in effect on the record date (or the date of such combination) times a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before the combination, and the denominator of which shall be the number of shares of Common Stock outstanding after the combination.

          (3) If at the time the first Registration Statement of the Corporation filed under the Securities Act of 1933, as amended, which registers shares of the Series A Preferred Stock or shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock for the account of a holder of the Series A Preferred Stock or such shares of Common Stock, which registration was effected pursuant to the "Piggy Back Registration" rights provided by the Stock Purchase Agreement between the Corporation and the purchasers of Series A Preferred Stock, is declared effective by the United States Securities and Exchange Commission the "Market Price" of the Common Stock of the Corporation is less than the then Conversion Price, the Conversion Price shall be adjusted to such Market Price. Market Price shall mean the average of the closing sale prices of the Common Stock of the Corporation on the largest trading market on which the Common Stock of the Corporation has been traded for the immediate preceding twenty (20) day period. The trading markets for the purposes of this Section shall be considered largest in the following order of priorities: New York Stock Exchange, Nasdaq National Market, American Stock Exchange and Nasdaq SmallCap Stock Market. If no sales were effected on any day of the twenty (20) day period, the price of the Common Stock for such day for purposes of calculating the Market Price shall be the average of the high bid and low asked prices for such day on the exchange or market. If the Common Stock of the Corporation is not listed on any of the foregoing exchanges or markets on any any during the foregoing twenty (20) day period, the price of the Common Stock for such day for purposes of calculating the Market Price shall be the average of the high bid and low asked prices for such day as set forth on the "Bulletin Board" of the National Association of Securities Dealers.

   (iv) Issuance of Common Stock Certificates. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

   (v) Stock Transfer Books to Remain Open. The Corporation will at no time close its stock transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such



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      Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

          (vi) Common Stock Definition. As used in this Paragraph 5, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of this Certificate with the Secretary of State of Delaware, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor be entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets to be issued in exchange for such Common Stock pursuant thereto.

             (vii) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences or indebtedness issued by the Corporation or other persons, assets (excluding cash dividends), then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

             (viii) Recapitalization. In the case of a recapitalization of the Corporation affecting its outstanding shares of Common Stock, the Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock, other securities, or property receivable upon such recapitalization by a holder of the number of shares of Common Stock into which such Series A Preferred Stock might have been converted immediately prior to such recapitalization.

             (ix) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               (x)  No Fractional Shares and Certificate as to Adjustment.





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          (1) No fractional shares shall be issued upon conversion of the
Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the beneficial holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (2) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Paragraph 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustments in accordance with the terms hereof and prepare and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

       (xi) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

       (xii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.








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             IN WITNESS WHEREOF, we have signed this Certificate as of the 5th day of August 1996.



                                                 /s/ Warren H. Haber
                                                 ----------------------------
                                                 Chairman of the Board


                                                 /s/ John L. Teeger
                                                 ----------------------------
                                                 Secretary










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